U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES

ACT OF 1933, AS AMENDED

CRYSTAL GRAPHITE CORPORATION

---------------------------------

(Exact name of small business issuer as specified in its charter)

BRITISH COLUMBIA                                        88-0437644

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(State or other jurisdiction of                              (I.R.S. Employer

incorporation of organization)                              Identification No.)

Suite 1750-999 West Hastings St.

Vancouver, B.C., Canada V6C 2W2 (604) 681-3060

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(Address, including postal code and telephone number,

including area code, of Principal Executive Offices)

Crystal Graphite Corporation Stock Option Agreement

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(Full Title of the Plan)

         Gordon Sales                         Copies of all communications to:

         Crystal Graphite Corporation         Mike Shannon

         Suite 1750-999 W. Hastings St.       Devlin Jensen

         Vancouver, B.C., Canada V6C 2W2      555 W. Hastings St., Suite 2550

         (604) 681-3060                       Vancouver, British Columbia

         (Name, Address and Telephone         Canada  V6B 4N5

          Number of Agent for Service

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering (3)	Amount of registration fee
Common shares	700,000	$0.23	$162,400	$19.11

Notes:

(1)

The Registrant granted 700,000 stock options to an eligible person at an exercise price of $0.05 USD per share.  The exercise price was determined by the Board of Directors of the Registrant and set contractually.

(2)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended. The Proposed Maximum Offering Price Per Share was determined by the Board of Directors using the average of the market price over the last five trading days prior to the date of filing this registration statement, which was $0.23.  Pursuant to Rule 457(h)(1), the registration fee was calculated on the basis of these figures.

(3)

This Registration Statement relates to such indeterminate number of additional shares of common stock of the Company (the “Common Stock”) as may be issuable as a result of stock splits, stock dividends or similar transactions.

TABLE OF CONTENTS

Part II:

Item 3:

Incorporation of Documents by Reference                           3

Item 4:

Description of Securities                                         4

Item 5:

Interests of Names Experts and Counsel                            4

Item 6:

Indemnification of Officers and Directors                         4

Item 7:

Exemption from Registration claimed                               6

Item 8:

Exhibits                                                          7

Item 9:

Undertakings                                                      8

Signatures                                                                    9

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, filed with the Securities and Exchange Commission (the “Commission”) by Crystal Graphite Corporation, a British Columbia company (the “Company”) are incorporated herein by reference:

(i)

the Company’s latest Annual Report on Form 20-F filed with the Commission on March 15, 2005, pursuant to Section 13 or 15(d) of the Exchange Act, that contains audited financial statements for the Company’s latest fiscal year for which statements have been filed;

(ii)

the description of the Company’s securities contained in its registration statement on Form 20-F referred to in (i) above; and

(iii)

all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report on Form 20-F referred to in (i) above.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which either indicates that all securities offered have been sold or deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

The class of securities to be offered is registered under Section 12 of the Exchange Act.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

None of the experts named in this Registration Statement as having prepared or certified a report, or counsel for the Company named in this Registration Statement as having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration of offering of such securities, have or will receive in connection with the offering a substantial interest, direct or indirect, in the Company or its subsidiary, if any, nor was connected with the Company or its subsidiary, if any, as a promoter, managing underwriter, voting trustee, director, officer or employee.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The applicable laws of the Province of British Columbia and the Company’s Articles of Association permit indemnification of its directors and officers against certain liabilities, which would include liabilities arising under the Securities Act.

Under section 128(1) of the Company Act (British Columbia) (the “Company Act”), a company, with the approval of the court, may indemnify a person who is a director or former director of the company or is a director or former director of a corporation of which the company is or was a shareholder, and the person’s heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by the person, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which the person is made a party because of being or having been a director, including an action brought by the company or corporation, if (a) the person acted honestly and in good faith with a view to the best interests of the corporation of which the person is or was a director, and (b) in the case of a criminal or administrative action or proceeding, the person had reasonable grounds for believing that the person’s conduct was lawful.

Under Section 128(2) of the Company Act, the court, on application of a company, director or a former director, may make an order approving an indemnity under this section, and the court may make any further order it considers appropriate.

Under Section 128(3) of the Company Act, on an application under subsection (2), the court may order notice to be given to any interested person.

Under Section 128(4) of the Company Act, a company may purchase and maintain insurance for the benefit of a person referred to in this section against any liability incurred by the person as a director or officer.  (Currently, the Company does not have such an insurance policy).

Under Section 128(5) of the Company Act, subsections (1) to (3) apply to officers or former officers of a company or of a corporation of which the company is or was a shareholder.

Part 19 of the Company’s Articles of Association also contains provisions providing for the indemnification of directors and officers of the Company as follows:

“19.1

The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether or not brought by the Company or by a corporation or other legal entity or enterprise as hereinafter mentioned and whether civil, criminal or administrative, by reason of the fact that he is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, a partnership, joint venture, trust or other enterprise, against all costs, charges and expenses, including legal fees and any amount paid to settle the action or proceeding or satisfy a judgment, if he acted honestly and in good faith with a view to the best interests of the corporation or other legal entity or enterprise as aforesaid of which he is or was a director, officer, employee or agent, as the case may be, and exercised the care, diligence and skill of a reasonably prudent person, and with respect to any criminal or administrative action or proceeding, he had reasonable grounds for believing that his conduct was lawful; provided that the Company shall not be bound to indemnify any such person, other than a director, officer or an employee of the Company who shall have notice of this Article and to have contracted with the Company in the terms hereof solely by virtue of his acceptance of such office or employment, if in acting as agent for the Company or as a director, officer, employee or agent of another corporation or other legal entity or enterprise as aforesaid, he does so by written request of the Company containing an express reference to this Article; and provided further that no indemnification of a director or former director of the Company, or director or former director of a corporation in which the Company is or was a shareholder, shall be made except to the extent approved by the Court pursuant to the Companies Act or any other statute.  The determination of any action, suit or proceeding by judgment, order, settlement, conviction or otherwise shall not, of itself, create a presumption that the person did not act honestly and in good faith and in the best interests of the Company and did not exercise the care, diligence and skill of a reasonably prudent person and, with respect to any criminal action or proceeding, did not have reasonable grounds to believe that his conduct was lawful.

19.2

The Company shall indemnify any person other than a director in respect of any loss, damage, costs or expenses whatsoever incurred by him while acting as an officer, employee or agent for the Company unless such loss, damage, costs or expenses shall arise out of failure to comply with instructions, willful act or default or fraud by such person in any of which events the Company shall only indemnify such person if the directors, in their absolute discretion, so decide or the Company by ordinary resolution shall so direct.

19.3

The indemnification provided by this Part shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitles under any other Part, or any valid and lawful agreement, vote of members or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall enure to the benefit of the heirs, executors and administrators of such person.  The indemnification provided by this Article shall not be exclusive of any powers, rights, agreements or undertakings which may be legally permissible or authorized by or under any applicable law.  Notwithstanding any other provisions set forth in this Part, the indemnification authorized by this Part shall be applicable only to the extent that any such indemnification shall not duplicate indemnity or reimbursement which that person has received or shall receive otherwise than under this Part.

19.4

The directors are authorized from time to time to cause the Company to give indemnities to any director, officer, employee, agent or other person who has undertaken or is about to undertake any liability on behalf of the Company or any corporation controlled by it.

19.5

Subject to the Companies Act, no director or officer or employee for the time being of the Company shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee, or for joining in any receipt or act for conformity, or for any loss, damage or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by order or the Board for the Company, or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Company shall be invested or for any loss or damages arising from the bankruptcy, insolvency, or tortious act of any person, firm or corporation with whom or which any moneys, securities or effects shall be lodged or deposited or for any loss occasioned by any error of judgment or oversight on his part or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his own willful act or default, negligence, breach of trust or breach of duty.

Directors may rely upon the accuracy of any statement of fact represented by an officer of the Company to be correct or upon statements in a written report of the auditor of the Company and shall not be responsible or held liable for any loss or damage resulting from the paying of any dividends or otherwise acting in good faith upon any such statement.

19.7

The directors may cause the Company to purchase and maintain insurance for the benefit of any person who is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, a partnership, joint venture, trust or other enterprise against any liability incurred by him as a director, officer, employee or agent.”

The Company has no agreements with any of its directors or executive officers providing for indemnification of any such persons with respect to liability arising out of their capacity or status as officers and directors.

At present, there is no pending litigation or proceeding involving a director or executive officer of the Company as to which indemnification is being sought.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

In the event certain Stock Options issued under the Stock Option Plan are not registered pursuant to this Registration Statement, the shares of Common Stock to be issued pursuant to an exercise of such Stock Options shall be issued in reliance upon the exemption from the registration requirements of the Securities Act contained in Section 4(2) thereof covering transactions not involving any public offering or not involving any “offer” or “sale”, or under Regulation S of the Securities Act as an offshore transaction that was negotiated outside of the United States.

ITEM 8. EXHIBITS.

The following documents are filed as exhibits to this Registration Statement:

EXHIBIT	DESCRIPTION
5.1	Legal opinion of Devlin Jensen, Barristers & Solicitors, Association of Law Corporations.
23.1	Consent of Devlin Jensen, Barristers & Solicitors, Association of Law Corporations (included in the opinion filed as Exhibit 5.1 hereto).
23.2	Consent of Staley, Okada & Partners, Chartered Accountants.
99.1	Form of Stock Option Agreement between the Company and Charles Tanzola.

ITEM 9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

(2)

That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense or any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on the 7th day of April, 2005.

CRYSTAL GRAPHITE CORPORATION

By:

/s/ Gordon Sales

By:

/s/ Bernie Zacharias

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Gordon Sales, President, CEO

Bernie Zacharias, CFO

and a Director

Principal Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Gordon Sales

     Dated: April 7, 2005

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Gordon Sales, President, CEO and a Director

/s/ Bernie Zacharias

     Dated: April 7, 2005

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Bernie Zacharias, Chief Financial Officer

/s/ Richard Ivy

     Dated: April 7, 2005

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Richard Ivy, Director

/s/ Geoffrey Caine

     Dated: April 7, 2005

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Geoffrey Caine, Director

/s/ Brian Wear

     Dated: April 7, 2005

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Brian Wear, Vice-President, COO and a Director

/s/ Alexander Cox

     Dated: April 7, 2005

- ------------------------------------------------

Alexander Cox, Director

INDEX TO EXHIBITS

EXHIBIT

DESCRIPTION

PAGE

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5.1

Legal opinion of Devlin Jensen, Barristers & Solicitors, Association of Law Corporations.

11

23.1

Consent of Devlin Jensen, Barristers & Solicitors,

Association of Law Corporations (included in the

opinion filed as Exhibit 5.1 hereto).

11

23.2

Consent of Staley, Okada & Partners, Chartered

Accountants.

12

99.1

Stock Option Agreement between the Company and

Charles Tanzola.

13

Exhibit 5.1

Devlin Jensen

Barristers & Solicitors

Suite 2550

555 West Hastings Street

Vancouver, British Columbia

Canada  V6B 4N5

Telephone (604) 684-2550

Telecopier (604) 684-0916

April 7, 2005

Crystal Graphite Corporation

#1750 – 999 W. Hastings Street

Vancouver, B.C.

Canada  V6C 2W2

Gentlemen:

In connection with the Registration Statement on Form S-8 being filed by Crystal Graphite Corporation (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 700,000 shares of the Company’s Common Stock to be offered under the Company’s Stock Option Agreement with Charles Tanzola (the “Agreement”) we are of the opinion that:

1.

The Company is a corporation duly organized and validly existing under the laws of the Province of British Columbia, Canada;

2.

All necessary corporate action has been taken to authorize the entering into of the Agreement and to authorize the issuance of up to 700,000 shares of the Company’s Common Stock under the Agreement; and

3.

The up to 700,000 shares of the Company’s Common Stock, which are presently issuable upon the exercise of the issued and outstanding 700,000 stock options to acquire shares of the Company’s Common Stock under the Agreement, will be, upon issuance by the Company, validly issued, fully paid and non-assessable shares of Common Stock of the Company upon the receipt by the Company of full payment for such stock option shares of Common Stock in accordance with the terms of the Agreement with the Company.

We hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement referred to above.

Very truly yours,

DEVLIN JENSEN

Per:

/s/ Mike Shannon

MIKE SHANNON

Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

In connection with the Registration Statement on Form S-8 being filed by Crystal Graphite Corporation (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 700,000 shares of the Company’s common stock to be offered under the Company’s Stock Option Agreement with Charles Tanzola, we consent to the incorporation by reference in the Registration Statement of our report dated December 8, 2004, in respect to our audits of the financial statements of the Company as at August 31, 2004 and 2003 and for each of the years in the three year period ended August 31, 2004, which report was included in the Company’s Annual Report on Form 20-F as filed with the Securities and Exchange Commission on March 15, 2004.

We hereby consent to the filing of the copy of this consent as an exhibit to the Registration Statement referred to above.

/s/ Staley, Okada & Partners

Vancouver, B.C. CANADA	STALEY, OKADA & PARTNERS
April 7, 2005	CHARTERED ACCOUNTANTS

Exhibit 99.1

CRYSTAL GRAPHITE CORPORATION

(the “Company”)

STOCK OPTION

THIS AGREEMENT made as of the 5th day of April, 2005.

BETWEEN:

CHARLES TANZOLA, of 63 Drakestown Road, Long Valley, New Jersey 08753

(hereinafter referred to as the "Optionee")

OF THE FIRST PART

AND:

CRYSTAL GRAPHITE CORPORATION, a company duly incorporated under the laws of the Province of British Columbia and having an office at #1750–999 West Hastings Street, Vancouver, British Columbia, V6C 2W2

(hereinafter referred to as the "Company")

OF THE SECOND PART

WHEREAS:

(A)

The Optionee is knowledgeable in marketing of graphite products and has a wealth of industry contracts and has agreed to assist the Company for the next year at favourable rates in consideration of this option;

(B)

The Company has received the right to market Chinese graphite and needs to encourage the sales of product from its Nelson graphite facilities and wishes to encourage the best efforts of the Optionee and wishes to recognize the Optionee’s efforts and risk;

NOW THEREFORE, in consideration of the aforenoted efforts and service and theses premises and other good and valuable consideration:

1.

Subject to the hereinafter provisions, the Company hereby grants to the Optionee an option to purchase, in whole or in part, as fully paid and non-assessable, 700,000 common shares at a price of $0.05US per share exercisable until April 4, 2006.

2.

In the event that the Optionee ceases to serve the Company in the above-mentioned capacity, all the rights granted to the Optionee hereunder as to any of the shares herein optioned, which the Optionee has not theretofore purchased, shall terminate immediately or shall terminate, at the sole discretion of the Company, within thirty (90) days of such event in the event of written notice by the Company granting such indulgence.

3.

In the event of the death of the Optionee during the term of the option, this option shall terminate.

4.

If the optionee at any time and from time to time during the option period desires to purchase any of the optioned shares, the Optionee may do so by giving notice to the Company at its Registered Office within the time herein noted for the exercise of the option, subject to the terms and conditions of this option.

5.

Payment for any of the optioned shares shall be made by tendering to the Company at its Registered Office the Optionee’s cheque (or other payment approved by the Company) in favour of the Company in the full amount of the purchase price payable hereunder for such number of the shares comprised in the election.

6.

If, at any time during the continued existence of the within option, there shall be any alteration in the capital stock of the Company, which shall affect a subdivision or consolidation of the issued capital, then the outstanding option shall attach to an appropriate unaltered percentage of the number of the shares or securities of the Company which shall have been created by any such alteration, and the price payable on the exercise of the option, shall be adjusted proportionately to the change in the shares resulting from such capital alteration.

7.

This option is neither assignable nor transferable.

8.

This Agreement shall enure to the benefit of and bind the parties hereto and shall, to the extent hereinbefore provided, enure to the parties’ heirs, executors, successors, administrators and assigns.

9.

The provisions herein constitute the entire agreement between the parties and supercede all previous understandings and agreements.

IN WITNESS WHEREOF, the Company has hereunto affixed its common seal by the hands of its duly authorized officers in that behalf and the Optionee has hereunto set his hand and seal on the day and year first above written:

CRYSTAL GRAPHITE CORPORATION

)

)

)

___/s/ Gordon Sales_________

)

By:  Authorized Signatory

)

SIGNED, SEALED AND DELIVERED

)

by the Optinee, Charles Tanzola

)

)

)

___/s/ Charles Tanzola______________)

Signature of Optionee

)